Exhibit 10.2

Peter M. Fasolo
Vice President, Global Human Resources	One Johnson & Johnson Plaza
Executive Committee Member	New Brunswick, NJ 08933

September 27, 2012

Paul Stoffels
Johnson & Johnson
One Johnson & Johnson Plaza
WT603
New Brunswick, NJ 08933

Dear Paul:

I am pleased to confirm your new role within Johnson & Johnson (“the Company”) as Worldwide Chairman, Pharmaceuticals Group and Chief Scientific Officer effective as of October 1, 2012.

In your role as Worldwide Chairman, Pharmaceuticals Group and Chief Scientific Officer you shall serve on the Executive Committee and shall head research and development activities for the Company. You shall have such other duties and responsibilities as shall be assigned to you from time to time.

Compensation
Your annualized base salary, which will be paid bi-weekly, will be $ 925,000. Your non-salary compensation and benefits will continue to be administered in accordance with the Company's policies and procedures.

Your annual performance bonus is a cash bonus. For your position, the current bonus target is 100% of your annualized base salary. If your previous position in the same performance year had a different bonus target or was not eligible for a cash bonus, your award may be prorated.

You are eligible to participate in the Long-Term Incentive Program for Executive Leaders. For your position, the current long-term incentive (“LTI”) target is 350% of your annualized base salary. Your LTI award may be comprised of a combination of stock options, restricted share units (“RSUs”), and performance share units (“PSUs”). Awards vest three years from the date of the grant subject to vesting requirements as stated in the applicable Long-Term Incentive Plan document and award certificates. Please see the enclosed brochure for more details on the Long-Term Incentive Program for Executive Leaders.

Subject to the conditions described in this paragraph, you are also eligible to receive an additional stipend at an annual rate of $320,000 (the “Stipend”), payable in equal bi-weekly installments in accordance with Company's payroll policies, beginning on the first payroll period following October 1, 2012. As you are a non-resident of the U.S. subject to both U.S. and foreign taxation, the Stipend is being provided for you to pay certain foreign taxes owed by you. You will not receive any other tax equalization assistance from the Company. Payment of the Stipend will be reviewed on an annual basis and can be terminated at any time upon written notice to you.

The granting of all compensation, as well as its amount, is at the Company's sole discretion and is contingent upon your individual performance, the performance of the Company, the performance criteria defined by the Company's compensation plans, and your length of service during the performance year for which it is being granted. Guidelines and continued eligibility are determined annually, and are subject to change from year to year. The continuation of any compensation program is subject to management discretion. Performance-cycle salary changes and non-salary compensation, based on the guidelines and eligibility, as well as your performance, are determined at year-end, once the Company's results have been assessed, and are paid during the first quarter of the following year. Timing of payout may vary for exceptions.

The Company maintains an employment-at-will relationship with its employees. This means that both you and the Company retain the right to terminate this employment relationship at any time and for any reason. All compensation and assistance referred to in this letter is subject to your continued employment and satisfactory job performance. All salary, bonuses, and allowances referred to in this letter will be considered normal income and will be subject to applicable state and Federal income taxes.

Your Johnson & Johnson Employee Secrecy, Intellectual Property, Non Competition and Non-Solicitation Agreement will remain in full force and effect.

This letter constitutes our complete offer package. Any promises or representations, either oral or written, not contained in this letter and the documents referred to herein, are not valid and are not binding on Johnson & Johnson.

Paul, we are pleased to offer you this position, and we are looking forward to your taking on your new role with Johnson & Johnson. Please signify your acceptance of this offer of employment by signing one copy of this letter and returning it to me. If you have any questions concerning this offer, please feel free to give me a call at (732) 524-2335.

Sincerely,

/s/ Peter Fasolo
Peter Fasolo
Vice President, Global Human Resources
Executive Committee Member on behalf of
Johnson & Johnson

Agreed & Accepted:

/s/ Paul Stoffels	September 28, 2012
*Applicants signature or (printed name if by email)	Date

*Note: The Company accepts electronic signatures on Applications for Employment and offer letters. If you choose to use an electronic signature to accept this offer, you acknowledge and agree to the following:

“I understand that - pursuant to the Electronic Signature in Global and National Commerce Act - returning the signed offer letter from my e-mail account shall have the same legal effect and validity with respect to the acknowledgments set forth above as my handwritten signature.”

Global Recruiting, a unit of Johnson & Johnson Services, Inc., recognizes electronic signature for offer acceptance as valid provided that the E-mail account used to return the offer acceptance and the E-mail account noted on the candidate's Employment Application (or for internal employees their online bid application) are identical.